CODE OF ETHICS

SUNAMERICA ASSET MANAGEMENT, LLC

(the “Adviser”)

SEASONS SERIES TRUST

SUNAMERICA SERIES TRUST

(collectively, the “Funds”)

I. PURPOSE

This Code of Ethics (the “Code”) has been adopted by the Adviser and the Funds (collectively, the “Companies”) pursuant to Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).

The Companies have a fiduciary duty to act solely for the benefit of investment clients. The Code requires honest and ethical conduct by all Supervised Persons, compliance with applicable laws and governmental rules and regulations, the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code, as described in Section XIV of the Code, and accountability for adherence to the Code. The Companies’ aim is to be as reasonable as possible with respect to internal procedures, while simultaneously protecting the organization and its clients from damage that could arise from a situation involving a real or apparent conflict of interest. While it is not possible to identify all possible situations in which conflicts might arise, this Code is designed to set forth the Companies’ policy regarding the conduct of Supervised Persons in those situations in which conflicts are most likely to develop.

The Companies restate and periodically distribute the Code and any amendments to all Supervised Persons, as defined herein.

II. APPLICABILITY

The following is a description of the categories of persons to which the Code is applicable.

Provisions in this Code specify whether they are applicable to “Supervised Persons,” “Access Persons” and/or “Advisory Persons.”

“Supervised Persons” means the Adviser’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the Adviser and are subject to the Adviser’s supervision and control.

Certain “Supervised Persons” may also be considered “Access Persons” and/or “Advisory Persons,” and are therefore subject to additional provisions in this Code.

“Access Person” means: (1) any Advisory Person, as defined below, of an Investment Client or Adviser; (2) if an Adviser’s primary business is providing investment advice, then all trustees, directors, officers or partners of the Adviser are presumed to be Access Persons; (3) all of a Fund’s trustees, directors, officers and general partners are presumed to be Access Persons; (4) any Supervised Person who has access to nonpublic information regarding any Investment Client’s purchase or sale of securities; nonpublic information regarding the portfolio holdings of any reportable fund; (5) any Supervised Person who is involved in making securities recommendations to Investment Clients, or has access to such recommendations that are nonpublic; and (6) any other persons designated by the Chief Compliance Officer or Review Officer as having access to current trading information for Investment Clients.

“Advisory Person” means: (1) any trustee, director, officer or employee of an Investment Client or Adviser (or of any company in a control relationship to the Investment Client and/or Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a security by an Investment Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship, or deemed by the Review Officer to be in a control relationship, to the Investment Client or Adviser who obtains information concerning the recommendations made to an Investment Client with regard to the purchase or sale of a security. Examples of Advisory Persons are Investment Client Portfolio Managers, Traders, and Analysts.

III. DEFINITIONS

A.	“Adviser” means SunAmerica Asset Management, LLC (“SAAMCo”).

B.	“Access Person” (defined above in Section II).

C.	“Advisory Person” (defined above in Section II).

D.	“Affiliated Company” means a company that is an affiliated person as set forth below.

E.

“Affiliated Fund” means an open-end investment company (other than money market funds) registered under the Investment Company Act that is managed by any Adviser, or any affiliate of the Adviser (Venerable Variable Annuity Trust Funds), including any such investment company in which a variable annuity contract or life policy may invest, or in a 401(k) or other retirement plan.

F.	“Affiliated Person” means:

(1)	any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

(2)	any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

(3)	any person directly or indirectly controlling, controlled by, or under common control with, such other person;

(4)	any officer, director, partner, copartner, or employee of such other person;

(5)	if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof;

(6)	if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

G.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

H.

“Beneficial Ownership” Under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person has a Beneficial Ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. If in doubt as to whether you have Beneficial Ownership of securities, please consult the Compliance Department.

(1)	The term “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

(2)	The term “indirect pecuniary interest” includes the following:

a.

securities held by members of the person’s immediate family sharing the same household; the term “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, as well as adoptive relationships;

b.	a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership;

c.

a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function, with exception;

d.	a person’s right to dividends that is separated or separable from the underlying securities;

e.	a person’s interest in securities held by certain trusts;

f.	a person’s right to acquire equity securities through the exercise or conversion of any derivative, whether or not presently exercisable; and

g.

a person who is a shareholder of a corporation or similar entity does not have a pecuniary interest in portfolio securities held by the corporation or entity, if the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity’s portfolio. The term “control” means the power to exercise a controlling influence over management or policies, unless the power is solely the result of an official position with the company.

I.	“Control” means:

(1)	the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company; and

(2)	ownership of more than 25% of the voting securities of a company, either directly or through one or more controlled companies (excludes natural persons).

J.

“Covered Security” means any note, stock, security future, treasury stock, bond, municipal security (including interests in a state-sponsored college savings (“Rule 529”) plan which is a municipal security where the underlying investment is a Covered Security, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. “Covered Security” includes any security issued by closed-end funds, Exchange-traded Products (“ETPs”), and Affiliated Funds.

“Covered Security” shall not include: (i) “U.S. Government Securities,” as defined below; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by registered open-end investment companies (with the exception of ETPs and Affiliated Funds); (iv) commodity futures and options on commodity futures; and (v) commodities.

K.

“Digital Asset and Digital Security” means an asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or tokens (“Digital Assets”). A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract.

L.

“Disinterested Director or Trustee” means a director or trustee of an Investment Client registered as an investment company under the Investment Company Act of 1940 who is not an “interested person” (as described below) of the Investment Client, and who would be required to make a report under Section V of this Code solely by reason of being a director or trustee of the Investment Client.

M.

“Equity Securities” means a Covered Security that represents ownership of a corporation or similar entity which includes, but is not limited to, common stocks, depository receipts, real estate investment trusts (“REITs”) and preferred stocks.

N.	“Exchange-traded Products” means a security traded on an exchange that tracks an underlying security, index or financial instrument. The term “ETP” includes exchange-

traded funds (“ETFs”), exchange-traded notes (“ETNs”) and exchange-traded commodities (“ETCs”).

RELATED: A “Single-stock ETP” means an ETP that seeks to provide exposure to a single pre-clearable security (e.g. stock).

O.	“Interested Person” with respect to an Investment Client registered as an investment company under the Investment Company Act of 1940 means:

(1)	any affiliated person of the Investment Client;

(2)	any member of the immediate family of any natural person who is an affiliated person of the Investment Client;

(3)	any interested person of any Adviser of the Investment Client;

(4)	any person, partner or employee of any person who at any time since the beginning of the last two completed fiscal years of the Investment Client has acted as legal counsel for the Investment Client;

(5)	any broker or dealer registered under the Exchange Act or any affiliated person of such a broker or dealer; and

(6)

any natural person whom the Securities and Exchange Commission determines by order to be an interested person by reason of having had at any time since the beginning of the last two completed fiscal years of such company, a material business or professional relationship with such company or with the principal executive office of such company or with any other investment company having the same investment adviser or with the principal executive officer of such other investment company.

NOTE: No person shall be deemed to be an Interested Person of an investment company solely by reason of (i) his/her being a member of its board of directors or advisory board or an owner of the investment company’s securities, or (ii) his/her membership in the immediate family of any person specified in clause (i) above.

P.

“Investment Client” means (i) any investment company registered as such under the Investment Company Act, any series thereof, or any component of such series for which the Adviser acts as investment adviser; or (ii) any private account for which the Adviser acts as investment adviser.

Q.	“Investment Club” means a group of people who pool their money to make investments.

R.	“Market Timing” means trading in and out of open-end Affiliated Funds that is deemed to have a disruptive or otherwise negative impact on the management of such funds.

Note: Trading in conjunction with specific investment strategies, e.g., asset allocation and portfolio rebalancing, is not considered to be Market Timing for purposes of this Code.

S.	“Person” means a natural person or a company.

T.	“Personal Securities Transaction” means:

(1)	transactions for an Access/Advisory Person’s own account, including IRA’s;

(2)

transactions for an account in which the Access/Advisory Person has indirect Beneficial Ownership, unless the Access/Advisory Person has no direct or indirect influence or control over the account. Accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which the Access/Advisory Person has a beneficial interest (such as a trust for which the Access/Advisory Person is an income or principal beneficiary) are included within the meaning of “indirect beneficial interest”; and

(3)

situations wherein the Access/Advisory Person has a substantial measure of influence or control over an account, but neither the Access/Advisory Person nor his or her family has any direct or indirect beneficial interest (e.g., a trust for which the Access/Advisory Person is a trustee but not a direct or indirect beneficiary).[1]

“Personal Securities Transaction” shall not include transactions effected pursuant to an Automatic Investment Plan.

U.	“PMAA” means the portfolio managers and analysts for the Asset Allocation Funds. The Asset Allocations Funds are defined in Appendix A of the SAAMCO Information Barrier Policy and Procedure.[2]

V.	“Portfolio Manager” means the person (or one of the persons) primarily responsible for the day-to-day management of an Investment Client’s portfolio.

W.

“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or Rule 504, Rule 505 or Rule 506 thereunder, or any other offering of securities not registered with the Securities and Exchange Commissions.

X.	“Public Offerings”

1 Such transactions are not subject to the pre-clearance requirements in Section V. However, in all transactions involving this type of an account, Access/Advisory Persons should conform to the spirit of the Code and avoid any activity that might appear to conflict with Investment Clients or the Access/Advisory Person’s position with the Adviser.

3 The Advisers’ Ethics Committee is comprised of one or more members of SAAMCo’s Compliance Department, Legal Department, and Investment Department. The composition of the Committee may be changed from time to time.

(1)

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Y.

“Purchase or Sale” of a security and/or Covered Security includes, among other things, the trading of a derivative with respect to which the underlying asset is a Covered Security, except as provided above in Section III.J.

Z.	“Review Officer” means the person designated by the Adviser’s Ethics Committee[3] as responsible for the review of personal trading activity conducted by Access/Advisory Persons.[4]

AA.	“Supervised Person” (defined above in Section II).

BB.

“U.S. Government Security” means any direct obligation of the Government of the United States – State, local and foreign governments not included. Direct obligations of the Government of the United States include Cash Management Bills, Treasury Bills, Notes and Bonds, and those Treasury securities designated by the U.S. Department of Treasury as eligible to participate in the STRIPS (Separate Trading of Registered Interest and Principal of Securities) program.

Securities issued by entities controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States are not Direct Obligations of the Government of the United States. These include securities issued by, for example, the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), the Government National Mortgage Association (Ginnie Mae), Federal Home Loan Banks, Federal Land Banks, Federal Farm Credit Banks, the Federal Housing Administration, the Farmers Home Administration, the Export-Import Bank of the United States, the Small Business Administration, the General Services Administration, Student Loan Marketing Association (Sallie Mae), the Central Bank for Cooperatives, Federal Intermediate Credit Banks and the Maritime Administration.

CC.

“Venerable Holdings Restricted List” means a list containing those securities that the Adviser or its Supervised Persons may not trade due to some restriction under the securities laws whereby the Adviser or its Supervised Persons may be deemed to possess

3 The Advisers’ Ethics Committee is comprised of one or more members of SAAMCo’s Compliance Department, Legal Department, and Investment Department. The composition of the Committee may be changed from time to time.

4 The Review Officer is the Funds Chief Compliance Officer. The Funds’ Chief Compliance Officer may at any time delegate any of the Review Officer’s duties to any other member of the Compliance Staff.

material non-public information about the issuer of such securities or for any other reason as determined by the CCO.

IV. SUPERVISED PERSONS – GENERAL PROVISIONS

A.	Standards of Business Conduct

The Companies require that the business conduct of its Supervised Persons adhere to the principals of openness, integrity, honesty and trust. Supervised Persons should not take inappropriate advantage of their position. It is imperative that Supervised Persons who work with investment clients avoid any situation that might compromise or call into question their duty to always consider the best interests of clients.

Supervised Persons are required to comply with applicable federal securities laws and all other applicable laws and governmental rules and regulations. The applicable federal securities laws include, but are not limited to, the Securities Act of 1933, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Investment Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment adviser, and any rules adopted thereunder by the Commission or the Department of the Treasury. Supervised Persons are also required to comply with applicable rules of self-regulatory agencies such as the Financial Industry Regulatory Authority (“FINRA”). FINRA rules contain initial account/trading notification requirements and additional restrictions and prohibitions for registered representatives and other persons associated with an Underwriter, regardless as to whether such persons are Access/Advisory Persons under the Code. Questions from Supervised Persons regarding the legal requirements applicable to their specific positions may be directed to the Chief Compliance Officer or the legal department.

Rule 17j-1 and Rule 204A-1 prohibit fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment clients, if effected by associated persons of such companies. It is unlawful for any affiliated person of the investment adviser of a registered investment company, in connection with the purchase or sale of a security held or to be acquired by such registered investment company, to:

•	employ any device, scheme or artifice to defraud such registered investment company;

•

make any untrue statement of a material fact to such registered investment company or omit a material fact necessary in order to make statements to the registered investment company, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as fraud or deceit with respect to such registered investment company; or

•	engage in any manipulative practice with respect to such registered investment company.

In addition, it is clearly in the Adviser’s best interest as a professional investment advisory organization to avoid conflicts of interest or even the appearance of such conflicts of interest. While it is impossible to anticipate all instances of potential conflict, Supervised Persons have a duty to routinely act in the best interest of the Adviser and their investment clients.

B.	Conflicts of Interest/Pre-Clearance of Certain Transactions and Activities applicable to all Supervised Persons

Supervised Persons should be aware of activities that may involve conflicts of interest. Set forth below are examples of situations involving real or potential conflicts,5 as well as pre-clearance requirements:

•

Inside Information/Insiders. Supervised Persons may not use “inside information” to conduct personal securities transactions or Investment Client transactions. Supervised Persons are subject to the Adviser’s Insider Trading and Material Non-Public Information Policy and Procedures which are incorporated by reference herein.

•

Use of Information. Information acquired in connection with employment by the Adviser may not be used in any way that might be contrary to or in competition with the interests of Investment Clients. Supervised Persons are reminded that certain Investment Clients have specifically required that the Adviser treats their relationship with confidentiality.

•

Disclosure of Information. Information relating to actual or contemplated investment decisions, research priorities, and Investment Client interests may not be disclosed to persons outside the Adviser, and in no way be used for personal gain.

•

Outside Activities. Each Supervised Person must comply with the Procedures for the Review and Approval of Outside Activity Requests for Supervised Persons (the “Outside Activity Procedures”) (see Exhibit A) by completing an Outside Business Activity Request Form in ComplySci, which must be approved by the Supervised Person’s manager (including any matrix managers), the Outside Activity Review Group, and the President of SAAMCo prior to accepting positions such as directorships, trusteeships, employment with another organization, or membership in investment organizations (e.g., an investment club).

Note: As a general matter, directorships in unaffiliated public companies or companies that may reasonably be expected to become public companies will not be authorized because of the potential for conflicts which may impede our freedom to act in the best

5 This list of examples is illustrative and is not an exhaustive list of situations to avoid.

interests of Investment Clients. Service with charitable organizations generally will be authorized, subject to considerations related to time required during working hours and use of proprietary information.

•	Market Timing. Supervised Persons may not engage in Market Timing as defined in Section III.

V. PROVISIONS APPLICABLE TO ACCESS AND/OR ADVISORY PERSONS

A.	General Provisions

Access/Advisory Persons’ personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the Access/Advisory Person’s position of trust and responsibility. No Access/Advisory Person may engage in any act, practice or course of conduct that would violate the provisions of the Rule as set forth in this Code. You may not use your knowledge of transactions in the Funds or other accounts managed by Sub-advisers to profit by the market effect of those transactions. Additionally, No Access/Advisory Person may disclose to persons that are not classified as Access or Advisory Persons under the Code of Ethics the securities activities engaged in or contemplated for the various portfolios of the Investment Clients. If you have any doubt as to the propriety of any activity, please consult with the Review Officer.

B.	Disclosure of Personal Accounts

No later than 10 days after an employee is designated an Access/Advisory Person, the Access/Advisory Person is required to disclose any personal trading accounts, including accounts in which they have Beneficial Ownership or discretion, control or interests, to Compliance using Comply, the Compliance Monitoring System.

Reportable accounts include but are not limited to the following account types and have the ability to hold a Covered Security. If your account(s) cannot hold a Covered Security, then the account does not need to be reported. If you are unsure if an account needs to be reported, please consult with the Review Officer. New accounts opened by Access/Advisory Persons after their initial disclosure should be disclosed within the calendar quarter to Compliance.

•	Brokerage accounts (e.g., individual, JTWROS, JT TEN, UTMAs/UGMAs, Trusts, etc.)
•	Retirement accounts (e.g., IRAs (all types))
•	Non-discretionary/Robo-Advisor Accounts
•	Employer-sponsored retirement plans (e.g., 401(k), 403(b), 457, pension plans)
•	Employee stock plans (e.g., ESPPs, ESOPs, CRBG LTI Plan)
•	Transfer agent accounts (e.g., Computershare, Equiniti, American Stock Transfer & Trust Company)
•	529 accounts where the underlying investment is a Covered Security (e.g. ETPs, stocks)
•	Health Savings Accounts (HSA)
•	Affiliated mutual fund accounts (including affiliated funds within an annuity, 403(b), 401(k), etc.)

Note: Most 401(k), 529 and HSA accounts will not require reporting or the reporting of transactions since they typically only permit investments in unaffiliated open-end mutual funds. However, if the accounts have the ability to invest in an Affiliated Fund or Covered Security, then these accounts and transactions would be required to be reported. If you have any questions if an account should be reported, please consult with the Review Officer.

C.	Personal Trading

Access/Advisory Persons are not deemed to have access to or advance knowledge of portfolio selections or trading activities of the Subadvisers. None of the day-to-day activities of the Subadvisers are under the same management or control as the Funds. Due to the physical and business separation of the entities, except as indicated below, Access/Advisory Persons are not subject to obtaining Compliance approval (preclearance) of personal securities transactions within their personal accounts or any account in which they have beneficial interest.

Trades Requiring Pre-clearance Approval

All Access/Advisory Persons must preclear through the Compliance Department the following transactions for any account in which he/she has Beneficial Ownership. Access/Advisory Person trades, in accounts in which they have a Beneficial Ownership interest, may be subject to review/approval by managers and/or supervisors.

(1)	the buy or sell of call and put options of Equity Securities;
(2)	participation in an Initial Public Offering (IPO). Pre-clearance for IPO transactions must be submitted through ComplySci;
a.	Please note that if you are a Registered Representative under any broker-dealer that you are prohibited from participating in an IPO.
(3)	acquire any securities in a Private Placement without the prior approval of the Compliance Department. Pre-clearance for Private Placement requests must be submitted through ComplySci.

Preclearance Approval Window

Preclearance for personal securities transactions for publicly traded securities will be in effect for one trading day only. This “one trading day” policy is interpreted as follows: If clearance is granted at a time when the principal market in which the security trades is open, clearance is effective for the remainder of that trading day until the opening of that market on the following day.6

Prohibitions and Restrictions

The following prohibitions and restrictions apply to Access/Advisory Persons with respect to accounts for which they have Beneficial Ownership.

(1)

No Access or Advisory Person may execute a buy or sell transaction for Apollo Global Management (APO) stock in any account where they have a direct or indirect pecuniary interest (including household accounts).

(2)

No Access or Advisory Person who is subject to the Venerable Holdings Restricted List may execute a purchase or sale with respect to any names that appear on the confidential Venerable Holdings Restricted List.

(3)	No Access or Advisory Person may profit from short-term trading in Securities that are initiated and closed within a 30-calendar day period at a profit.

6 Trading hours are normally Monday through Friday 9:30 a.m. to 4:00 p.m., Eastern Time

(4)	Access Persons or Advisory Persons may not form or participate in an investment club unless prior written clearance has been obtained from the Chief Compliance Officer.

(5)

No Access or Advisory Person may execute a personal securities transaction in a derivative of an Equity Security unless the expiration of the derivative is at least 30 calendar days from the date of preclearance approval;

a.

If the underlying Equity Security is also owned by the Access/Advisory Person and has been held at least 30 calendar days, a covered call or protective put may be written with an expiration date of less than 30 days.

Transactions Exempt from Preclearance Requirements

The preclearance requirements described in Subsection C above do not apply to certain transactions in Covered Securities; however, many of these transactions in Covered Securities must still be reported as outlined in Subsection E (“Reporting Requirements”). You may also reference the Personal Investing Matrix in Exhibit D in conjunction with the “Reporting Requirements” outlined in Subsection E (below) as a resource. The preclearance requirements described in Subsection C above do not apply to the following transactions in Covered Securities:

•

transactions of securities (or derivatives thereof) conducted in any account that is managed on a discretionary basis by a person other than the Access/Advisory Person, and with respect to which such Access/Advisory Person does not in fact influence or control such transactions;

•	transactions of securities (or derivatives thereof) that generally are not eligible for purchase or sale by Investment Clients;

•

securities transactions that are non-volitional on the part of either the Access/Advisory Person or the Investment Client. Non-volitional transactions include gifts and inheritances to an Access/Advisory Person over which the Access/Advisory Person has no control of the timing, and transactions which result from corporate action applicable to all similar security holders (such as splits, spin-offs, tender offers, mergers, stock dividends, etc.);

•	purchases that are part of an automatic dividend or distribution reinvestment plan (subsequent sales of securities purchased pursuant to such a plan are not covered by this exemption);

•

purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

•

transactions of fixed-income securities (or derivatives thereof) issued by (a) state or municipal governments, their agencies, authorities or instrumentalities; (b) agencies or instrumentalities of, or unconditionally guaranteed by, the U.S. Government (e.g., U.S. Government Securities and securities issued by Fannie Mae and Freddie Mac); and (c) foreign governments that are members of the Organization of Economic Co-Operation and Development (“OECD”);

•	transactions of ETP securities (i.e., iShares, QQQ, VXX, etc.) or derivatives thereof;

•	transactions in any publicly traded cryptocurrency tracker investment trust (e.g. GBTC, ETHE, BITW, etc.);

•	transactions in shares of open-end Affiliated Funds;

•	Transactions in shares of closed-end investment companies; and,

•	transactions in interests in state-sponsored Rule 529 Plans.

D.	Exceptions

The Review Officer can grant exceptions from the prohibitions and restrictions outlined in this Code upon determining that the transaction for which an exception is requested would not violate the spirit of any policy embodied in this Code, and that an exception is appropriate to avoid an injustice to the Access/Advisory Person in the particular factual situation.

Any Access/Advisory Person wishing to request an exception to the provisions outlined in this Code should submit a written request to the Review Officer setting forth the pertinent facts and justification for the exception. Written approval from the Review Officer must be received before the Access/Advisory Person can engage in the particular activity.

E.	Reporting Requirements

Access Persons must periodically report the existence of any account that holds any Securities (including securities excluded from the definition of a Covered Security), as well as all Covered Securities holdings. Reports and Certifications required under this Code must be submitted to the Compliance Team via ComplySci. Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Covered Security”.

If the CCO determines that a Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Security for purposes of this policy and reportable.

Initial Holdings Reports. No later than 10 days after an Access/Advisory Person becomes an Access/Advisory Person, the Access/Advisory Person must report the following information to the Compliance Department, current as of a date no more than 45 days prior to the date the person became an Access/Advisory Person:

(1)

the title, number of shares, and principal amount of each Covered Security in which the Access/Advisory Person had any direct or indirect Beneficial Ownership when the Access/Advisory Person became an Access/Advisory Person;

(2)

the name of any broker, dealer or bank with whom the Access/Advisory Person maintained an account in which any securities were held for the direct or indirect benefit of the Access/Advisory Person as of the date the Access/Advisory Person became an Access/Advisory Person; and

(3)	the date that the report is submitted to the Compliance Department by the Access/Advisory Person.

The initial holdings reports will be reviewed by the Compliance Department on a confidential basis.

Quarterly Transaction Reports. No later than 30 days after the end of each calendar quarter, all Access/Advisory Persons must file a Quarterly Transaction Report containing the following information:

(1)	with respect to any transaction during the quarter in a Covered Security in which the Access/Advisory Person had any direct or indirect Beneficial Ownership:

a.	the transaction date, security title, interest rate, maturity date (if applicable), number of shares, and principal amount of each Covered Security involved;

b.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	the price of the Covered Security in which the transaction was effected;

d.	the name of the broker, dealer or bank with or through which the transaction was effected; and

e.	the date that the report is submitted to the Compliance Department by the Access/Advisory Person.

(2)

Access and Advisory Persons must also provide information on any new brokerage or other accounts established during the quarter including the name of the broker, dealer or bank and the date the account was established.

The Compliance Department will remind all Access/Advisory Persons to complete a Quarterly Transaction Report on or about the last business day of each calendar quarter. Completed Quarterly Transaction Reports are sent directly to the Compliance Department. The Compliance Department reviews all such Reports and personal securities transactions on a confidential basis.

NOTE: The Quarterly Transaction Report requests information on all personal securities transactions conducted during the preceding quarter as defined above, except for transactions conducted in registered open-end investment companies (other than Affiliated Funds and ETPs for which reporting is required), bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), U.S. Government Securities (but note that Fannie Mae, Freddie Mac and other U.S. agency securities transactions must be reported), commodities, and commodity futures and options on commodity futures. Access/Advisory Persons must also provide a detailed report on exempted transactions as defined in Subsection C above.

Quarterly reports must be filed by all Access/Advisory Persons, even if there were no reportable transactions during the quarter.

Annual Holdings Reports. By February 14th each year, an annual holdings report must be submitted to the Compliance Department. The report must be current as of a date no more than 45 days prior to the date that the report is submitted. Thus, a December 31st statement may be used for a report submitted by February 14th. The holdings report must include the following information:

(1)	the title, number of shares, and principal amount of each Covered Security in which the Access/Advisory Person had any direct or indirect Beneficial Ownership;

(2)	the name of any broker, dealer or bank with whom the Access/Advisory Person maintains an account in which any securities are held for the direct or indirect benefit of the Access/Advisory Person; and

(3)	the date that the report is submitted to the Compliance Department by the Access/Advisory Person.

The annual holdings reports will be reviewed by the Compliance Department on a confidential basis.

Exceptions. An Access/Advisory Person need not make an Annual Holdings Report under this Section with respect to transactions affected for, and Covered Securities held in, any account over which the Access/Advisory Person has no direct or indirect influence or control. See the definition in Section III above. Also, an Access/Advisory Person need not make such a report with respect to transactions in Affiliated Funds held in a SAAMCo direct account if the Access/Advisory Person confirms to the Compliance Department that duplicate statements are received by the Compliance Department not later than 30 days after the close of the calendar quarter in with the transactions took place.

Disclaimer. Reports may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Access/Advisory Person making the report has any direct or indirect Beneficial Ownership in the security to which the report relates.

Duplicate Confirmations and Statements. All Access/Advisory Persons must send to the Compliance Department, on a timely basis, (i) duplicate confirmations of all personal securities transactions; and (ii) duplicate periodic statements. Please note that it is the responsibility of each such Person to ensure that their brokerage account, or other investment account, confirmations and statements are received by the Compliance Department. If duplicate confirmations and/or statements are not provided, then Access/Advisory Persons are reminded that they must provide copies of relevant documents to the Compliance Department to fulfill their reporting requirements herein.

If you hold a brokerage account accounts with a firm that provides SAAMCo with an electronic data feed, you must authorize your broker to provide Compliance with transactions and holdings data for all reportable brokerage accounts covered under the Code. The electronic data feed can be used in lieu of receiving duplicate confirmations and/or statements.

VI. DISINTERESTED DIRECTORS OR TRUSTEES

The provisions in Section V. do not apply to Disinterested Directors/Trustees, except that a Disinterested Director/Trustee is required to complete a quarterly transaction report under Section V.E. if the Disinterested Director/Trustee knew or, in the ordinary course of fulfilling his or her duties as a director or trustee of the Fund, should have known that, during the 15-day period immediately before or after the Disinterested Director/Trustee’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its Adviser or Sub-Adviser considered purchasing or selling the Covered Security.

VII. REVIEW BY THE BOARDS OF DIRECTORS OR TRUSTEES

Management will prepare written reports to the Boards of Directors or Trustees as follows:

(1)	quarterly to identify any material violations of the Code by Supervised Persons during the previous quarter;

(2)	annually to summarize non-material violations of the Code and personal investing procedures; and

(3)	annually to certify to the Board that the Adviser has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

VIII. OVERSIGHT BY ADVISERS’ ETHICS COMMITTEE, CHIEF COMPLIANCE OFFICER AND/OR REVIEW OFFICER

Adherence to the Code is considered a basic condition of employment with the organization. The Compliance Department will review all personal securities transactions conducted by Access/Advisory Persons to ensure that no conflict exists with Investment Client trades. The Compliance Department, subject to oversight by the Advisers’ Ethics Committee, also monitors compliance with the Code and reviews such violations of the Code as they may occur; and reports, periodically and upon request, to the Boards of Directors or Trustees of the various Investment Companies for which the Advisers serve as investment adviser. The Chief Compliance Officer has the authority to reclassify an Access/Advisory Person. The Chief Compliance Officer may restrict or prohibit personal trading privileges of any Supervised Person, including trading in any account in which the Supervised Person has direct/indirect Beneficial Ownership or investment discretion.

IX. SANCTIONS

Upon discovering a violation of this Code, the Companies may impose such sanctions as deemed appropriate, including, among other things, a letter of censure, disgorgement of profits, suspension, or termination of employment of the violator or any other penalty that the Review Officer, Chief Compliance Officer or Advisers’ Ethics Committee deems to be appropriate.

The Companies have a zero-tolerance policy for personal investing deviations, thus all Access/Advisory Persons’ deviations will be reviewed by the CCO.

Supervised Persons who fail to achieve compliance with all applicable Code policies and procedures during the year may have such fact included on their performance evaluation and may be considered as a factor in any performance-based incentive compensation. Following any violation of this Code, the Supervised Person may be required to meet with the Review Officer to discuss the issue and the implications of future violations of this Code. Additionally, the Supervised Person may be required to re-sign the Code to ensure that they are fully aware of the importance of this Code. The Advisers may impose additional sanctions including, but not limited to, disgorgement of profits, restrictions or termination of trading privileges, and/or termination of employment.

X. CONFIDENTIALITY

All information obtained from any Supervised Persons under this Code shall be kept in strict confidence, except that reports of transactions will be made available to the Securities and Exchange Commission or any other regulator or self-regulatory organization to the extent required by law or regulation.

XI. INVESTMENT SUB-ADVISERS’ CODES OF ETHICS

Provisions of an Investment Sub-Adviser’s Code of Ethics are applicable to persons who, in connection with their regular functions or duties as employees of the Sub-Adviser, make, participate in, or obtain information regarding the purchase or sale of a security, or whose functions relate to the making of any recommendation with respect to such purchase or sale by an Investment Client (or portfolio portion thereof) managed by such Investment Sub-Adviser. Such provisions may be more restrictive than the provisions set forth in this Code. Material violations of an Investment Sub-Adviser’s Code of Ethics will be reported to the Investment Client’s board of directors.

XII. ADDITIONAL DISCLOSURE

Each Investment Client will disclose the following information in its Statement of Additional Information:

(1)	that the Investment Company and its respective Adviser(s) have adopted this Code;

(2)	that the Code permits Access/Advisory Persons to invest in securities for their personal accounts; and

(3)	that the Code is on public file with, and is available from, the Securities and Exchange Commission.

XIII. CERTIFICATIONS

Each Supervised Person shall submit to the Compliance Department an annual certification stating that he or she has read and understands this Code and recognizes that he or she is subject to its requirements, and that he or she has complied with all requirements of this Code. The certification of Supervised Persons who are also considered to be Access/Advisory Persons must state that he or she has disclosed or reported all personal securities holdings and transactions as required by this Code.

XIV. CORPORATE/FUND RESPONSIBILITY AND REPORTING

Supervised Persons are required to promptly report any violations of the Code to: the Chief Compliance Officer or his or her designee.

In addition to the procedures and restrictions described in this Code, Supervised Persons may be subject to additional limitations and requirements, including those set forth in the SAAMCo Insider Trading Policy, the Code of Conduct, and the Insider Trading Policy relating to personal investing-related activities, as described elsewhere in this Code. Supervised Persons are responsible for contacting the parent company to learn more about applicable restrictions, and are expected to maintain full compliance with the parent company’s procedures.

It should be noted that a separate code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to the Funds thereunder (the “Section 406 Code”) is not part of this Code. In a situation where the Section 406 Code overlaps or conflicts with the provisions of this Code, the Section 406 Code will supersede this Code.

Effective March 15, 2026
Revised: February 23, 2026
Procedure 400
Last Edited: February 23, 2026

EXHIBIT A: SUNAMERICA ASSET MANAGEMENT, LLC (“SAAMCO”)

(the “Company”)

Procedures for the Review and Approval of

Outside Activity Requests for Supervised Persons (the “Procedures”)

I.    Introduction.

The following set forth the procedures for the review and approval of Outside Business Activity (“OBA”) requests submitted by supervised persons of SAAMCo (collectively, the “Supervised Persons”).7 Terms not otherwise defined herein shall have the same meaning as in the Code of Ethics (the “Code”) adopted by the Company.

II.   Initial Review and Approval of OBA Requests.

a.   Completion of OBA Requests.

Supervised Persons wishing to engage in an OBA outside of their employment with respect to the Company must complete an Outside Activities Request Form (the “OBA Request Form”). The Request Form must be completed in its entirety, and submitted through ComplySci by the Supervised Person. Any Request Form not properly completed will be returned to the Supervised Person and the OBA will not be approved. No Supervised Person may engage in an OBA prior to receiving all of the approvals discussed in the Procedures.

Any Request Form that is not approved at any of the review stages discussed in II.b. - d. below may be resubmitted by the Supervised Person, but only after completing a new Request Form and resubmitting it to his or her supervisor.

b.   Supervisory Review.

Upon completing the Request Form, Compliance will present it to his or her supervisor(s), including all “matrixed” supervisors. The supervisor(s) shall be responsible for reviewing the Request Form for completeness (including any contracts or employment agreements attached to the Request Form).

Each supervisor, including matrix supervisors, must indicate via email whether he/she approves the OBA request. If any supervisor does not approve, the request shall be considered “Not Approved.” All Request Forms, whether “Approved” or “Not Approved,” must be submitted and returned to the Chief Compliance Officer (“CCO”) of SAAMCo. The CCO will provide a copy of a “Not Approved” form to the Supervised Person via notification through email or ComplySci; otherwise, the form will be shared with members of the OA Group for review.

c.   OBA Group Review.

Upon receipt of the OBA Request Form, the SAAMCo CCO shall approve the request, decline the request, or may call a meeting of the OA Group. The OA Group shall be comprised of SAAMCo’s Chief Operating Officer, the CCO of SAAMCo, SAAMCo’s General Counsel (or his designee), and the manager of the department in which the Supervised Person works.8

The CCO or OA Group, if called, shall be responsible for reviewing the Request Form and any contracts or employment agreements submitted with the Request Form. The review of the requested OA shall include a review of all of the Supervised Person’s previously approved OBAs. The CCO or the OA Group may, in their sole discretion, approve or not approve any Request Form submitted to it. Request Forms may be rejected for, among other things, a lack of information provided or, if in the Group’s judgment, the proposed OBA will present a conflict of interest or interfere with the Supervised Person’s job functions or responsibilities with respect to the Company.

7 For the purposes of these procedures, Outside Activity includes serving as a director, trustee, officer, owner, partner, consultant, employee, agent, or participant and/or receiving compensation as a result of activity outside of the scope of the Supervised Person’s relationship with the Companies, and/or their affiliates. Note that any Supervised Person running for public office must receive the approval of the Chief Compliance Officer or his/her designee in addition to the approvals discussed in these Procedures.

8 In the event a member of the OA Group is also the Supervised Person requesting approval for an OA request, he/she shall be recused from all consideration of the OA request by the OA Group.

If the OBA Request Form is not approved, the CCO or their designee shall check the “Not Approved” space and return it to the Supervised Person and the supervisor(s). The appropriate CCO shall retain a copy of the Request Form that was “Not Approved.”

If the OBA Request Form is approved, the CCO or their designee shall check the “Approved” space and forward it, together with any other documentation that the OA Group considered in it its approval of the OBA request, including any employment contracts and other approved OBA forms, to SAAMCo’s President and Chief Executive Officer for final approval.

d.   Executive Approval.

Upon receipt of the OBA Request Form from the CCO, the Executive shall review the Request Form. The Executive may, in his/her sole discretion, either approve or not approve any Request Form.

If the Executive does not approve the OBA, he/she shall check the “Not Approved” space and return it to the CCO, who will be responsible returning the unapproved Request Form to the Supervised Person with a copy to the Supervised Person’s supervisor(s).

If the Executive approves the OBA Request Form, he/she shall check the “Approved” space and forward it to the CCO. The CCO will be responsible for providing copies of the fully approved Request Form to the Supervised Person and the Supervised Person’s supervisor(s).

III.   Required Updates.

A Supervised Person has a continuous obligation to notify his/her supervisor and the CCO if any information provided in an approved Request Form has become inaccurate or has otherwise changed. In the event any information provided in a approved Request Form is no longer accurate or has otherwise changed, the OBA shall be deemed to be automatically “not approved” and the Supervised Person shall be responsible for immediately ceasing any such activity. A new Request Form for any new OBA may be submitted in accordance with the procedures described in Section II., above.

IV.   Annual Recertification, Review and Records.

On an annual basis, each Supervised Person who has received approval for an OBA will be required to certify that each approved Request Form is still accurate in all respects. Annually, the CCOs of the Companies will cause a certification to be sent to each Supervised Person with an approved OBA. The Certification will contain details of the OBA and the Supervised Person shall be responsible for reviewing the details of their approved OBA(s) and completing the Certification. The Certification requires Supervised Persons to certify that all of the facts disclosed in the approved OBA Request Form(s) remain accurate in all respects.

The CCO shall maintain files containing the log of all approved OBAs, copies of the underlying forms and documentation provided, and the Certifications.

Dated: February 10, 2014
Revised: February 23, 2026
Last Edited: February 23, 2026

Exhibit D: Personal Investing Matrix

The chart below summarizes the requirements under the Code of Ethics for Access and Advisory Persons when transacting in common types of securities. The chart below is for reference only and is qualified in its entirety by the Code of Ethics. Please refer back to the Code of Ethics for definitions of any terms herein or security types not covered below or contact Compliance at smb-saamcocompliance@venerable.com for any questions.

Security Type	Pre-Clearance Required	Transactions Reportable	30-Day Rule[1]
Equities
Affiliated Funds (in annuity contracts)	Yes	Yes	Yes
Stocks and Depository Receipts	No	Yes	Yes
REITs	No	Yes	Yes
Apollo Global Management (APO) Stock	Prohibited	Prohibited	Prohibited
Derivatives
Options on Equities	Yes	Yes	Yes
Options on ETPs	No	Yes	No
Commodity Futures and Options on Commodity Futures	No	No	No
Fixed Income
Corporate Bonds	No	Yes	Yes
State or Municipal Government Securities	No	Yes	No
U.S. Government Securities (e.g., Treasury bills, notes and bonds)	No	No	No
Investment Companies
ETPs (e.g., iShares, QQQ, VXX, etc.)	No	Yes	No
Money Market Funds	No	No	No
Open-End Mutual Funds	No	No	No
Closed-End Mutual Funds [2]	No	Yes	Yes
Other Investment Vehicles
State-sponsored Rule 529 Plans	No	No, except where a plan may invest in a Covered Security (e.g., ETPs)	No
Automatic Investment Plans (e.g., dividend reinvestment plans)	No3	No3	No3
Private Placements / Private Investments (e.g., hedge funds)	Yes	Yes	Yes
Publicly Traded Cryptocurrency Tracker Investment Trusts (e.g. GBTC, ETHE, BITW, etc.)	No	Yes	No

1 Under the “30 Day Rule,” you may not profit from short-term trading, which is defined under the Code as trades of securities that are initiated and closed within a 30 day period.

2 Shares issued by closed-end funds are considered “Covered Securities” whether traded on an exchange or not.

3 “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. All other purchases or sales that are not part of an Automatic Investment Plan are subject to the requirements of the underlying security type.